Exhibit 11

The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires disclosure of two earnings per share amounts; basic net income per share of common stock and diluted net income per share of common stock. Basic net income per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Diluted net income per share of common stock is computed by dividing net income plus any adjustments to net income related to the issuance of dilutive potential common shares by the weighted average number of shares of common stock outstanding during each year plus the number of dilutive potential common shares.


                                               For the year ended December 31, 2000
                                               ------------------------------------
                                                             Weighted
                                                              Average
                                                  Income  Common Shares    Per Share
                                               (Numerator)  (Denominator)     Amount
                                               -----------  -------------     ------
Net income per share of common stock:
  Income available to common shareholders ...   $4,602,000    4,483,950   $    1.03
Effect of Dilutive Securities:
  Stock options .............................         --         36,488
                                                ----------    ---------
Net income per share of common stock-assuming
  dilution:
  Income available to common shareholders and
    assumed conversion ......................   $4,602,000    4,520,438   $     1.02
                                                ==========    =========   ==========


                                               For the year ended December 31, 1999
                                               ------------------------------------
                                                             Weighted
                                                              Average
                                                  Income  Common Shares    Per Share
                                               (Numerator)  (Denominator)     Amount
                                               -----------  -------------     ------
Net income per share of common stock:
  Income available to common shareholders ...   $4,248,000    4,464,138   $    0.95
Effect of Dilutive Securities:
  Stock options .............................         --         87,379
                                                ----------    ---------
Net income per share of common stock-assuming
  dilution:
  Income available to common shareholders and
    assumed conversion ......................   $4,248,000    4,551,517   $     0.93
                                                ==========    =========   ==========
